Exhibit 99.1

For Immediate Release

For further information, contact:

David Dunlap, CFO	Cormac Glynn
Socket Communications, Inc.	CEOcast, Inc. for Socket Communications, Inc.
(510) 744-2735	(212) 732-4300

Socket Communications Reports Record Quarterly Revenues of $5.7 Million; Company Generates Positive Cash Flow from Operations

Fourth Consecutive Quarter of Sequential Revenue Growth and Completion of $4.2 million Private Placement Position Company for Launch of New Handheld Connection Products

Newark, CA, October 22, 2003 - Socket Communications, Inc. (Nasdaq: SCKT; Pacific Exchange: SOK) today reported record revenues and improved operating results for the third quarter ended September 30, 2003.

The company generated revenues of $5.7 million, an increase of 53 percent compared to revenues of $3.7 million for the same quarter a year ago, and an increase of 11 percent compared to revenues of $5.1 million for the previous quarter. The net loss computed in accordance with generally accepted accounting principles (GAAP) applicable to common stockholders for the quarter ended September 30, 2003 was $272,000, or $0.01 per share, compared to a GAAP net loss applicable to common stockholders of $769,000 or $0.03 per share for the same quarter a year ago. Socket lost $543,000 or $0.02 per share in the previous quarter. The company generated net income and positive cash flow from operations of $92,000 for the third quarter ended September 30, 2003, excluding $30,000 of dividends, $79,000 of dividend accretion on preferred stock, and $255,000 of non-cash charges consisting of amortization of intangible technology and depreciation expense, offset somewhat by gain on foreign currency translations. The reconciliation of the net loss to cash flow from operations excluding working capital changes for the three and nine months ended September 30, 2003 and 2002 is set forth at the end of this press release.

Revenues for the nine months ended September 30, 2003 were $15.6 million, an increase of 27 percent compared to revenues of $12.3 million for the same period one year ago. The GAAP net loss applicable to common stockholders for the nine months ended September 30, 2003 was $1.8 million, or $0.07 per share, compared to a GAAP net loss applicable to common stockholders of $2.5 million, or $0.11 per share, for the corresponding period one year ago.

"New products and growth in the markets we serve are creating significant momentum in our business," said Kevin Mills, president and chief executive officer of Socket Communications. "Our third quarter growth was stimulated by the introduction of new lower cost Pocket PC models at the end of June incorporating the Windows Mobile 2003 operating system. Market growth of Pocket PCs continues to drive our revenue growth including the planned introduction of additional new lower cost Pocket PC models and increases in corporate spending for Pocket PCs for business use."

"As a result of revenue growth, we crossed the threshold into cash positive operations," said David Dunlap, chief financial officer of Socket Communications. "We also strengthened our balance sheet with the completion of a $4.2 million common stock financing. We will continue to tightly manage our costs and expenses as we work to further improve operating results."

Financial Highlights

  The company completed its fourth consecutive quarter of growth and third consecutive quarter of record revenues.
  Record quarterly revenues of $5.7 million were driven by growth in bar code scanning, modem and Wireless LAN connectivity products, and by the introduction of new products, including the company's bar code scanning imager and the Secure Digital Input/Output (SDIO) Wireless LAN card.
  Gross profit margin was 50 percent of revenues.
  Operating expenses for the quarter increased to $3.0 million, from $2.9 million in the previous quarter, reflecting moderate increases in research and development activities and the addition of key sales and marketing employees.
  Operations met targeted positive cash flow levels achieved through revenue growth and expense controls.
  Cash at September 30, 2003 was $6.4 million, compared to $3.3 million at the end of June.
  Stockholders' equity at September 30, 2003 was $16.2 million, increased from $12.3 million at the end of June, 2003. Equity highlights are as follows:
    A common stock equity financing of $4.2 million (net proceeds of $3.6 million) was completed during the quarter.
    Remaining Series E Preferred stock issued in October, 2002 was fully converted into common stock by the holders of the stock during the quarter. The non-cash charge for preferred stock accretion all relates to this conversion and will not recur in future quarters.
    Over 50 percent of the Series F Preferred shares issued in March, 2003 were converted into common stock during the quarter, which will reduce future dividend requirements.
  Current ratio at September 30, 2003 (current assets divided by current liabilities) was 1.7 to 1.

Business Highlights and Business Outlook

  During the third quarter, Socket began shipping its second and third SDIO products: the SDIO Wireless LAN card, and, at the end of the quarter, an SDIO bar code scanner designed to work with the Palm Tungsten series handhelds and with all Pocket PCs with SDIO slots. The company's first SDIO product, an SDIO Bluetooth card, began shipping in the second quarter.
  Socket's standalone cordless products using Bluetooth wireless technology, designed to work with a handheld computer, have generated more than $2 million in revenues during the past twelve months. Additional cordless standalone products are in final development stages and will be announced during the fourth quarter.
  Socket announced its Bluetooth wireless technology is being built into ruggedized handheld computers from Symbol Technologies, HHP, Topcon and Tripod, bringing the total to five, including Intermec's 700 series handheld computers. A number of other companies previously announced as adopting Socket's Bluetooth wireless technology for other industrial products continue to develop their products.
  During the quarter, Socket replaced the second generation interface chip it uses in many of its products with a third generation interface chip, reducing costs and improving product performance. The company broadened its embedded chip product line to add the third generation chip, and announced that Novatel Wireless is expanding the use of this chip to its full line of Merlin wireless PC Card modems. Socket has approximately 25 customers designing their products to use the company's third generation interface chips.
  Socket was awarded its second U.S. Patent #6,353,870 for combining removable memory and connectivity technology in a single expansion adapter. This technology, which is applicable to mobile devices with single slots needing both plug-in memory and input/output, has been implemented in an ASIC chip available for sale. The company also plans to license this technology to others.

"We expect demand for SDIO products to grow with the availability of more SDIO slots in handheld computers, and increasing opportunities for expansion including growth of wireless LAN hotspots being promoted by mobile phone carriers and enterprises, the introduction of more devices incorporating Bluetooth wireless technology, and the ease of use and productivity benefits of lightweight portable bar code scanning with a PDA," Mills continued. "Socket has served for the past several years on the working group of the Secure Digital Association that has defined the use of the SD form factor for input/output connections, and we will continue to provide leadership as this standard becomes more widely adopted."

Quarterly Management Conference Call
Management of Socket will hold a conference call today at 2 pm Pacific time to discuss the quarterly results and outlook for the future. The call will be carried live and available via replay on www.ccbn.com. Participants may join the call by telephone at (800) 867-0938 or hear a replay via telephone at (800) 405-2236, using access code 556219#, for a week following the call.

Use of Pro Forma Financial Information
To supplement our consolidated financial statements presented on a GAAP basis, Socket uses "non-GAAP" measures of cash flow from operations, which is adjusted to exclude certain non-cash charges consisting of amortization of intangibles, depreciation expense and gain on foreign currency exchanges. We believe that disclosure of this operating measure is appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. This adjustment to our GAAP results are made with the intent of providing both management and investors with a more complete understanding of our underlying operational results. The cash flow from operations measure is an indication of our performance before certain charges that are considered by management to be outside of our core operating results. In addition, this operating measure is one of the primary indicators management uses as a basis for our planning and forecasting for future periods. The presentation of this additional information should not be considered in isolation or as a substitute for net loss per share prepared in accordance with generally accepted accounting principles in the United States.

About Socket Communications
Socket Communications, Inc., the Mobile Connection Company, provides a broad range of connection products for Windows-powered handheld computers, including connection kits with Bluetooth wireless technology, wireless LAN cards, digital phone cards, 56K modem cards, Ethernet cards and GPS solutions. Socket also provides bar code scanning products and peripheral connection serial cards for laptops and other mobile devices. The company believes its Mobility Friendly™ products lead the market with the smallest footprint and most Battery Friendly® power consumption in their class, while being easy to install, use and maintain. Socket products work with a variety of handheld devices including Pocket PCs, Palm PDAs and mobile phones. Socket is headquartered in Newark, California, and can be reached at (510) 744-2700, or on the Internet at www.socketcom.com.

Forward Looking Statements
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements forecasting future financial results and operating activities, market acceptance of our products, expectations for general market growth of handheld computers, growth in demand for our products, expansion of the distribution channels for our products, and adoption of our embedded products by manufacturers of electronic devices. We also comment on gross margin levels, on the sufficiency of our cash balances, and on the timing of the introduction and availability of new products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market, or financial factors including the availability of necessary working capital, our ability to successfully introduce and market future products, our ability to effectively manage and contain our operating costs, the availability of announced handheld computer hardware and software, continued growth in demand for handheld computers, market acceptance of emerging standards such as Bluetooth and of our related connection products, the ability of our strategic partnerships to benefit our business as expected, our ability to enter into additional distribution relationships, or the other factors described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and Battery Friendly are registered trademarks of Socket Communications, Inc. The Mobile Connection Company and Mobility Friendly are trademarks of Socket Communications, Inc. Bluetooth is a trademark owned by the Bluetooth SIG, Inc. All other product and company names herein may be trademarks of their respective owners. © 2003, Socket Communications, Inc. All rights reserved.

Financial Tables to Follow -

Socket Communications, Inc. Summary Consolidated Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
Revenue	$ 5,652	$ 3,705	$ 15,605	$ 12,275
Cost of revenue	2,822	1,865	7,882	6,243
Gross margin	2,830	1,840	7,723	6,032
Gross margin percent
	50%	50%	49%	49%
Research and development	866	838	2,580	2,611
Sales and marketing	1,364	1,134	3,875	3,950
General and administrative	656	468	2,067	1,595
Amortization of intangible technology	101	143	319	349
Total operating expenses
	2,987	2,583	8,841	8,505
Interest (income) expense, net	6	26	40	53
Net loss	(163)	(769)	(1,158)	(2,526)
Preferred stock dividends	(30)	--	(120)	--
Preferred stock accretion	(79)	--	(565)	--
Net loss applicable to common stockholders	$ (272)	$ (769)	$ (1,843)	$ (2,526)
Basic and diluted net loss per share applicable to common stockholders	$ (0.01)	$ (0.03)	$ (0.07)	$ (0.11)
Weighted average shares outstanding	27,128	24,095	25,289	23,930

Reconciliation of Net Loss to Cash Flow from Operations Excluding Working Capital Changes (Amounts in Thousands)
	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
Net loss	$ (163)	$ (769)	$ (1,158)	$ (2,526)
Add back Non-cash charges:
Depreciation	156	104	441	317
Amortization of intangible technology	101	143	319	349
Foreign currency (gains) losses	(2)	18	(49)	(13)
Cash flow from (used by) operations*	$ 92	$ (504)	$ (447)	$ (1,873)
*Excludes working capital changes

Socket Communications, Inc. Summary Consolidated Balance Sheets (Amounts in Thousands)
	September 30, 2003 (Unaudited)	December 31, 2002*
Cash	$ 6,368	$ 3,147
Accounts receivable, net	3,316	2,308
Inventories	1,498	2,128
Other current assets	329	604
Property and equipment, net	561	789
Goodwill	9,798	9,798
Intangible technology	803	1,122
Other assets	139	171
Total Assets	$ 22,812	$ 20,067

Accounts payable and accrued liabilities	$ 3,321	$ 3,761
Bank line of credit	1,647	1,906
Note payable	821	1,693
Deferred revenues	797	531
Capital leases	21	44
Series E redeemable convertible preferred stock	--	731
Common and preferred stock	50,059	43,411
Accumulated deficit	(33,854)	(32,010)
Total liabilities and equity	$ 22,812	$ 20,067
*Derived from audited financial statements.